Exhibit 10.1

Promissory Note

Trebor Inudistries, Inc., a Florida Corporation d/b/a/ Brownie’s Third Lung (“Brownie’s”) and

Brownie’s Marine Group (BWMG) to Robert M. Carmichael

Effective April 22, 2015

For value received, the undersigned Trebor Industries, Inc., a Florida corporation d/b/a/ Brownie’s Third Lung (“Brownie’s), with an address at 3001 NW 25th Ave, Pompano Beach, Florida 33069, promises to pay to the order of Robert M. Carmichael, an individual (Carmichael), with an address of 2124 NE 24th St, Wilton Manors, FL 33305 the sum of $27,000.00 with interest beginning the 1st day of May, 2015 at a rate of 10.00% a year.

The unpaid principal shall be payable in monthly installments of Two Thousand Two Hundred and Fifty dollars ($2,250.00) beginning the 15th day of June, 2015 and continuing until the 15th day of June, 2016 (“Due Date”). The unpaid interest shall be payable in monthly installments in shares of common stock of Brownie’s Marine Group, Inc., the parent company of Brownie’s. The monthly share payment shall be calculated as the unpaid principal balance times the daily rate for the number of days in the period times the average weighted price per share for the monthly period as calculated from the historical data from www.quotemedia.com for BWMG shares. Additional payments to the principal may be made at the discretion of Brownie’s without penalty and will result in a reduction of interest on all subsequent payments. Brownie’s reserves the right to prepay this Note in whole or in part without penalty.

Should any of the following events occur, this Note shall become due immediately upon 5 days written notice:

1.	the filing of bankruptcy proceedings involving Brownie’s as a debtor;
2.	the application for the appointment of a receiver for Brownie’s;
3.	the making of a general assignment for the benefit of Brownie’s creditors;
4.	a material misrepresentation by Brownie’s to Carmichael for the purpose of obtaining this Note.

If any one or more of the provisions of the Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal on this Note shall be paid in United States dollars and all payments of interest on this Note shall be paid in shares of common stock of Brownie’s Marine Group, Inc.

In the event of a late payment, partial, or complete default in any way on behalf of Trebor/BMG, the total amount or any part thereof of the note due at that time will become due and payable in full at Carmichaels sole option in the form of common stock valued at a 50% discount to the single lowest share price for the preceding 52 weeks as determined from the historical data provided by www.quotemedia.com for BWMG shares.

This Note shall be construed in accordance with the laws of the State of Florida, United States of America.

Effective and made this 22nd day of April, 2015

Trebor Industries, Inc.

by:	/s/ Robert M. Carmichael	title:	Chief Executive Officer

Brownie’s Marine Group, Inc.

by:	/s/ Robert M. Carmichael	title:	Chief Executive Officer